Exhibit 99.1

For Immediate Release	Contact: Chris Brandon Director - Investor Relations (734) 323-7932

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2020 Financial Results

Global retail sales growth (excluding foreign currency impact and 53rd week impact) of 12.0% for the fourth quarter;

10.4% for fiscal 2020

U.S. same store sales growth of 11.2% for the fourth quarter; 11.5% for fiscal 2020

International same store sales growth of 7.3% for the fourth quarter; 4.4% for fiscal 2020

Global net store growth of 388 for the fourth quarter; 624 for fiscal 2020

Diluted EPS up 23.4% to $3.85 for the fourth quarter; up 29.6% to $12.39 for fiscal 2020

Company announces new two- to three-year outlook

ANN ARBOR, Michigan, February 25, 2021: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the fourth quarter and fiscal 2020, comprised of growth in global retail sales, same store sales and earnings per share. Global retail sales increased 21.7% in the fourth quarter, or 20.9% excluding the positive impact of foreign currency. Global retail sales increased 12.5% in fiscal 2020, or 13.2% excluding the negative impact of foreign currency. Global retail sales were benefited in the fourth quarter and fiscal 2020 by the inclusion of an extra, or 53rd week. Global retail sales increased 12.0% in the fourth quarter, excluding the positive impact of foreign currency and the impact of the 53rd week. Global retail sales increased 10.4% in fiscal 2020 excluding the negative impact of foreign currency and the positive impact of the 53rd week.

U.S. same store sales grew 11.2% during the quarter and 11.5% for the full year, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted positive results, with same store sales growth of 7.3% during the quarter and 4.4% for the full year. The fourth quarter marked the 108th consecutive quarter of international same store sales growth and the 39th consecutive quarter of U.S. same store sales growth. The Company had strong fourth quarter global net store growth of 388 stores, comprised of 116 net U.S. store openings and 272 net international store openings. In fiscal 2020, the Company had 624 net store openings, comprised of 229 net U.S. store openings and 395 net international store openings.

Fourth quarter diluted EPS was $3.85, up 23.4% over the prior year quarter. Fiscal 2020 diluted EPS was $12.39, up 29.6% over the prior year. Diluted EPS for both the fourth quarter and fiscal 2020 was positively impacted by the inclusion of the 53rd week, and diluted EPS for both the fourth quarter and fiscal 2019 was negatively impacted by expenses associated with the Company’s November 2019 recapitalization transaction (the “2019 Recapitalization”). Fourth quarter diluted EPS, as adjusted, was $3.46, up 10.5% over the prior year quarter diluted EPS, as adjusted, of $3.13. Fiscal 2020 diluted EPS, as adjusted, was $12.01, up 25.5% over the prior year diluted EPS, as adjusted, of $9.57. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

During the fourth quarter of 2020, the Company repurchased and retired 567,807 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $225.0 million. Subsequent to the fourth quarter and through February 18, 2021, the Company repurchased and retired an additional 65,870 shares of common stock for a total of approximately $25.0 million. On February 24, 2021, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock. This repurchase program replaces the remaining availability of approximately $76.6 million under the Company’s previously approved $1.0 billion share repurchase program.

On February 24, 2021, the Company’s Board of Directors declared a quarterly dividend of $0.94 per common share payable on March 30, 2021 to shareholders of record at the close of business on March 15, 2021. This represents an increase of 20.5% over the previous quarterly dividend amount.

“We celebrated our 60th year as a company in 2020, and while it was a challenging year in so many ways, it was also a year that saw the Domino’s brand rise to the occasion all over the world,” said Ritch Allison, Domino’s Chief Executive Officer. “We led with our values first and delivered an outstanding year of growth and financial performance. This past year, a year like none other, reminded me once again that Domino’s has the best group of global franchisees and team members in the restaurant business.”

Fourth Quarter and Fiscal 2020 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2020	Fourth Quarter of 2019	Fiscal 2020	Fiscal 2019
Net income	$151.9	$129.3	$491.3	$400.7
Weighted average diluted shares	39,463,552	41,422,831	39,640,791	41,923,062
Diluted EPS	$3.85	$3.12	$12.39	$9.56
Items affecting comparability (1)	(0.39)	0.01	(0.38)	0.01

Diluted EPS, as adjusted (1)	$3.46	$3.13	$12.01	$9.57

(1)	Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

•

Revenues increased $206.2 million, or 17.9%, in the fourth quarter of 2020. This increase was primarily due to higher U.S. and international retail sales resulting from same store sales growth and an increase in store counts during the trailing four quarters, resulting in higher supply chain, U.S. and international franchise revenues and U.S. Company-owned stores revenues. The 53rd week in 2020 contributed an estimated $88.4 million to the increase in revenues.

•

Net Income increased $22.6 million, or 17.5%, in the fourth quarter of 2020. This increase was driven by higher income from operations resulting from increased U.S. and international franchise revenues as well as higher supply chain volumes. The 53rd week in the fourth quarter of 2020 had an estimated $15.2 million positive impact on net income. These increases in net income were partially offset by higher variable performance-based compensation expense and professional fees, as well as COVID-related costs, including additional compensation and enhanced sick pay for frontline workers.

•

Diluted EPS was $3.85 for the fourth quarter of 2020 versus $3.12 in the prior year quarter. This represents a $0.73, or 23.4%, increase over the prior year quarter. Diluted EPS, as adjusted, was $3.46 for the fourth quarter versus $3.13 diluted EPS, as adjusted, in the prior year quarter. This represents a $0.33, or 10.5%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income, as well as a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

The table below outlines certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

	Fourth Quarter of 2020	Fourth Quarter of 2019	Fiscal 2020	Fiscal 2019
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 8.1%	+ 3.9%	+ 11.0%	+ 2.8%
U.S. franchise stores	+ 11.4%	+ 3.3%	+ 11.5%	+ 3.2%

U.S. stores	+ 11.2%	+ 3.4%	+ 11.5%	+ 3.2%

International stores (excluding foreign currency impact)	+ 7.3%	+ 1.7%	+ 4.4%	+ 1.9%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 22.8%	+ 6.8%	+17.6%	+6.9%
International stores	+ 20.7%	+ 7.0%	+ 7.5%	+ 4.6%

Total	+ 21.7%	+ 6.9%	+ 12.5%	+ 5.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 22.8%	+ 6.8%	+17.6%	+6.9%
International stores	+ 19.0%	+ 8.4%	+ 8.8%	+ 9.0%

Total	+ 20.9%	+ 7.6%	+13.2%	+8.0%

Global retail sales growth: (versus prior year period, excluding foreign currency impact and 53rd week impact)
U.S. stores	+ 14.3%	+ 6.8%	+15.0%	+6.9%
International stores	+ 9.9%	+ 8.4%	+ 5.9%	+ 9.0%

Total	+ 12.0%	+ 7.6%	+10.4%	+8.0%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at September 6, 2020	348	5,891	6,239	11,017	17,256
Openings	15	103	118	328	446
Closings (1)	—	(2)	(2)	(56)	(58)

Store count at January 3, 2021	363	5,992	6,355	11,289	17,644

Fourth quarter 2020 net store growth	15	101	116	272	388

Fiscal 2020 net store growth	21	208	229	395	624

(1)

Temporary store closures are not treated as store closures and affected stores are included in the ending store count. Based on information reported to the Company by its master franchisees, the Company estimates that as of January 3, 2021, there were fewer than 150 international stores temporarily closed.

Two- to Three-Year Outlook

The Company also announced a new two- to three-year outlook for certain business metrics. The following two- to three-year outlook does not constitute specific earnings guidance.

Two- to Three-Year Outlook
Global retail sales growth, excluding foreign currency impact	6% – 10%
Global net unit growth	6% – 8%

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in our capital structure, our effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. Our recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to our share repurchase programs have historically reduced our weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between the Company’s 2020 and 2019 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for the fourth quarter of 2020 and fiscal year 2020 as compared to the same periods in 2019. Refer to the Comments on Regulation G sections below for additional information.

	Fourth Quarter Ended January 3, 2021			Fiscal Year Ended January 3, 2021
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2020 items affecting comparability:
Estimated 53rd week impact (1)	$19,161	$15,201	$(0.39)	$19,161	$15,201	$(0.38)

Total of 2020 items	$19,161	$15,201	$(0.39)	$19,161	$15,201	$(0.38)

	Fourth Quarter Ended December 29, 2019			Fiscal Year Ended December 29, 2019
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2019 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (2)	$(509)	$(396)	$(0.01)	$(509)	$(396)	$(0.01)

Total of 2019 items	$(509)	$(396)	$(0.01)	$(509)	$(396)	$(0.01)

(1)	Represents the estimated impact of the 53rd week in the fourth quarter and fiscal year 2020.
(2)	Represents legal, professional and administrative fees incurred in connection with the 2019 Recapitalization.

Conference Call Information

The Company will file its Annual Report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal year 2020 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 4488127. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Investment in Dash Brands Ltd.

During the second quarter of 2020, a subsidiary of the Company acquired a non-controlling interest in Dash Brands Ltd. (“Dash Brands”), for $40.0 million. Dash Brands is a privately-held company that, through its subsidiaries, serves as the Company’s master franchisee in China that owns and operates Domino’s Pizza stores in that market. In the first quarter of 2021, the Company consummated its second investment of $40.0 million in Dash Brands based on Dash Brands’ achievement of certain performance conditions.

Share Repurchases

During the fourth quarter of 2020, the Company repurchased and retired 567,807 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $225.0 million. As of January 3, 2021, the Company’s total remaining authorized amount for share repurchases under such program was approximately $101.6 million. Subsequent to the fourth quarter and through February 18, 2021, the Company repurchased and retired an additional 65,870 shares of common stock for approximately $25.0 million.

On February 24, 2021, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock. This repurchase program replaces the remaining availability of approximately $76.6 million under the Company’s previously approved $1.0 billion share repurchase program.

Liquidity

As of January 3, 2021, the Company had approximately:

•	$168.8 million of unrestricted cash and cash equivalents;

•	$4.12 billion in total debt; and

•	$157.5 million of available borrowing capacity under its 2019 Variable Funding Notes, net of letters of credit issued of $42.5 million.

Net cash provided by operating activities was $592.8 million during fiscal year 2020. The Company invested $88.8 million in capital expenditures during fiscal 2020. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $504.0 million during fiscal year 2020. Refer to the Comments on Regulation G sections below for additional information.

(in thousands)	Fiscal year ended January 3, 2021
Net cash provided by operating activities	$592,794
Capital expenditures	(88,768)

Free cash flow	$504,026

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods such as diluted EPS, as adjusted. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact, global retail sales growth, excluding foreign currency impact and 53rd week impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact and 53rd week impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year and excluding the global retail sales attributable to the Company’s 53rd week.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. The 53rd week in fiscal 2020 had no impact on reported same store sales growth amounts.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,600 stores in over 90 markets. Domino’s had global retail sales during the 53-week fiscal year of over $16.1 billion in 2020, with nearly $8.3 billion in the U.S. and over $7.8 billion internationally. In the fourth quarter of 2020, Domino’s had global retail sales of over $5.5 billion, with over $2.7 billion in the U.S. and over $2.8 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the fourth quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2020 from digital channels. In the U.S., Domino’s generated more than 70% of sales in 2020 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery™, which customers can choose when placing a prepaid online order.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements generally can be identified by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of the 2019 Recapitalization, 2018 Recapitalization, 2017 Recapitalization and 2015 Recapitalization and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation or regulation, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer taste, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	January 3, 2021	% of Total Revenues	December 29, 2019	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$155,749		$130,534
U.S. franchise royalties and fees	167,298		139,155
Supply chain	791,149		680,149
International franchise royalties and fees	89,555		76,830
U.S. franchise advertising	152,816		123,684

Total revenues	1,356,567	100.0%	1,150,352	100.0%

Cost of sales:
U.S. Company-owned stores	121,591		98,652
Supply chain	699,712		604,412

Total cost of sales	821,303	60.5%	703,064	61.1%

Operating margin	535,264	39.5%	447,288	38.9%

General and administrative	138,404	10.2%	119,653	10.4%
U.S. franchise advertising	152,816	11.3%	123,684	10.8%

Income from operations	244,044	18.0%	203,951	17.7%
Interest expense, net	(54,479)	(4.0)%	(46,681)	(4.1)%

Income before provision for income taxes	189,565	14.0%	157,270	13.6%
Provision for income taxes	37,668	2.8%	27,943	2.4%

Net income	$151,897	11.2%	$129,327	11.2%

Earnings per share:
Common stock – diluted	$3.85		$3.12

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	January 3, 2021	% of Total Revenues	December 29, 2019	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$485,569		$453,560
U.S. franchise royalties and fees	503,196		428,504
Supply chain	2,416,651		2,104,936
International franchise royalties and fees	249,757		240,975
U.S. franchise advertising	462,238		390,799

Total revenues	4,117,411	100.0%	3,618,774	100.0%

Cost of sales:
U.S. Company-owned stores	379,598		346,168
Supply chain	2,143,320		1,870,107

Total cost of sales	2,522,918	61.3%	2,216,275	61.2%

Operating margin	1,594,493	38.7%	1,402,499	38.8%

General and administrative	406,613	9.9%	382,293	10.6%
U.S. franchise advertising	462,238	11.2%	390,799	10.8%

Income from operations	725,642	17.6%	629,407	17.4%
Interest expense, net	(170,512)	(4.1)%	(146,770)	(4.1)%

Income before provision for income taxes	555,130	13.5%	482,637	13.3%
Provision for income taxes	63,834	1.6%	81,928	2.3%

Net income	$491,296	11.9%	$400,709	11.1%

Earnings per share:
Common stock – diluted	$12.39		$9.56

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	January 3, 2021	December 29, 2019
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$168,821	$190,615
Restricted cash and cash equivalents	217,453	209,269
Accounts receivable, net	244,560	210,260
Inventories	66,683	52,955
Prepaid expenses and other	24,169	19,129
Advertising fund assets, restricted	147,698	105,389

Total current assets	869,384	787,617
Property, plant and equipment, net	297,364	242,881
Operating lease right-of-use assets	228,268	228,785
Other assets	172,152	122,809

Total assets	$1,567,168	$1,382,092

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$2,855	$43,394
Accounts payable	94,499	111,101
Operating lease liabilities	35,861	33,318
Advertising fund liabilities	141,175	101,921
Other accrued liabilities	196,429	164,097

Total current liabilities	470,819	453,831
Long-term liabilities:
Long-term debt, less current portion	4,116,018	4,071,055
Operating lease liabilities	202,268	202,731
Other accrued liabilities	78,468	70,234

Total long-term liabilities	4,396,754	4,344,020
Total stockholders’ deficit	(3,300,405)	(3,415,759)

Total liabilities and stockholders’ deficit	$1,567,168	$1,382,092

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	January 3, 2021	December 29, 2019
(In thousands)
Cash flows from operating activities:
Net income	$491,296	$400,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,038	59,930
Loss on sale/disposal of assets	2,922	2,023
Amortization of debt issuance costs	5,526	4,748
Provision (benefit) for deferred income taxes	14,424	(3,297)
Non-cash equity-based compensation expense	24,244	20,265
Excess tax benefits from equity-based compensation	(60,364)	(25,735)
Provision for losses on accounts and notes receivable	2,134	1,195
Changes in operating assets and liabilities	18,797	47,120
Changes in advertising fund assets and liabilities, restricted	28,777	(10,008)

Net cash provided by operating activities	592,794	496,950

Cash flows from investing activities:
Capital expenditures	(88,768)	(85,565)
Purchase of investments	(40,000)	—
Proceeds from sale of assets	174	12,258
Maturities of advertising fund investments, restricted	—	50,152
Other	(333)	(4,699)

Net cash used in investing activities	(128,927)	(27,854)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	158,000	675,000
Repayments of long-term debt and finance lease obligations	(202,058)	(92,085)
Proceeds from exercise of stock options	30,970	13,064
Purchases of common stock	(304,590)	(699,007)
Tax payments for restricted stock upon vesting	(6,803)	(5,951)
Payments of common stock dividends and equivalents	(121,925)	(105,715)
Cash paid for financing costs	—	(8,098)

Net cash used in financing activities	(446,406)	(222,792)

Effect of exchange rate changes on cash	761	201

Change in cash and cash equivalents, restricted cash and cash equivalents	18,222	246,505

Cash and cash equivalents, beginning of period	190,615	25,438
Restricted cash and cash equivalents, beginning of period	209,269	166,993
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	84,040	44,988

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	483,924	237,419

Cash and cash equivalents, end of period	168,821	190,615
Restricted cash and cash equivalents, end of period	217,453	209,269
Cash and cash equivalents included in advertising fund assets, restricted, end of period	115,872	84,040

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$502,146	$483,924

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